CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 25, 2016, accompanying the financial statements of Build America Bonds Income Trust, 10-20 Year Series 23 (included in Van Kampen Unit Trusts, Taxable Income Series 287) as of October 31, 2015, and for each of the three years in the period ended October 31, 2015 and the financial highlights for the period from November 19, 2010 (date of deposit) through October 31, 2011 and for each of the four years in the period ended October 31, 2015, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-168248) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 25, 2016